Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-217996

CAMDEN PROPERTY TRUST

Supplement dated May 3, 2019
To Prospectus Supplement dated May 16, 2017
To Prospectus dated May 15, 2017

This is a supplement (the “Supplement”) to the Prospectus Supplement dated May 16, 2017 (the “Prospectus Supplement”) and the Prospectus dated May 15, 2017 (the “Prospectus”). This Supplement relates to the offer and sale, from time to time, of common shares by us pursuant to separate distribution agency agreements with each of Jefferies LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC (the “Equity Distribution Agreements”).

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS
AND CONSEQUENCES OF YOUR INVESTMENT

Because the following discussion is a summary which, in conjunction with the discussion contained under the heading “Federal Income Tax Considerations and Consequences of Your Investment” in the Prospectus, is intended to address only material federal income tax consequences relating to an investment in common shares, it may not contain all of the information which may be important to you. You should consult your own tax advisor for a full understanding of the tax consequences of the purchase, holding and sale of common shares. You should also consult your tax advisor to determine the effect of any potential changes in applicable tax laws. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts (“REITs”) are highly technical and complex, and the following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based upon current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.

Elimination of Withholding on Payment of Gross Proceeds

On December 13, 2018, the Internal Revenue Service and the U.S. Department of Treasury issued proposed regulations eliminating Foreign Account Tax Compliance withholding on gross proceeds, and taxpayers are entitled to rely on the proposed regulations.

FOR A COMPLETE DESCRIPTION OF THE OFFER AND SALE OF COMMON SHARES PURSUANT TO THE EQUITY DISTRIBUTION AGREEMENTS, AS WELL AS THE FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES RELATED THERETO, PLEASE REVIEW THIS SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THEIR ENTIRETY.